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                                                                      EXHIBIT 99



                   BIG BUCK BREWERY & STEAKHOUSE, INC. EXTENDS
                       EXERCISABILITY OF CLASS A WARRANTS


         GAYLORD, Mich. - May 25, 2000 - Big Buck Brewery & Steakhouse, Inc. (Nasdaq SmallCap: BBUC), announced today that its Board of Directors has extended the expiration date of the Company's Class A Warrants from June 13, 2000 to December 13, 2001.

         The Company currently has 2,550,000 Class A Warrants outstanding. Each Class A Warrant entitles the holder thereof to purchase one share of the Company's Common Stock at an exercise price of $8.00 per share, subject to adjustment. The Class A Warrants are subject to redemption by the Company for $0.01 per warrant at any time, on 30 days written notice, provided that the closing high bid price of the Company's Common Stock exceeds $9.00 per share, subject to adjustment, for any 20 consecutive trading days.

ABOUT THE COMPANY

         Big Buck Brewery & Steakhouse, Inc. develops and operates microbrewery restaurants. The Company currently operates Big Buck Brewery & Steakhouse restaurants in Gaylord, Grand Rapids and Auburn Hills, Michigan, offering casual dining featuring a high quality, moderately priced menu and a variety of award-winning craft-brewed beers. The Company's Common Stock, Class A Warrants and Units are listed on the Nasdaq Market under the symbols "BBUC," "BBUCW" and "BBUCU."